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                                                                    Exhibit 10.3

                                   LANCE, INC.

                   ANNUAL CORPORATE PERFORMANCE INCENTIVE PLAN
                                    OFFICERS


Purposes and Introduction

     The primary purposes of the Annual Corporate Performance Incentive Plan for Officers for 1997 are to:

          - Motivate behaviors that lead to the successful achievement of specific financial and operations goals that support Lance's stated business strategy.

          - Emphasize link between participants' performance and rewards for meeting predetermined, specific goals.

          -    Improve the competitiveness of total cash pay opportunities.

          - Help establish performance orientation at Lance and communicate to employees that greater responsibility carries greater rewards because more pay is "at risk."

     For 1997, participants will be eligible to earn incentive awards based on Company performance in Earnings Per Share (EPS).

     To achieve the maximum motivational impact, plan goals and the rewards that will be received for meeting those goals will be communicated to participants as soon as practical after the 1997 plan is approved by the Compensation/Stock Option Committee of the Board of Directors.

     Each participant will be assigned a Target Incentive Award, stated as a percent of Base Salary. The Target Incentive Award, or a greater or lesser amount, will be earned at the end of the plan year based on the attainment of predetermined goals.

     Following year-end, 100% of the awards earned will be paid to participants in cash.


Plan Year

     The period over which performance will be measured is the Company's fiscal year.




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Eligibility and Participation

     Eligibility in the Plan is limited to Officers who are key to Lance's success. The Compensation/Stock Option Committee of the Board of Directors will review and approve participants nominated by the President and CEO. Participation in one year does not guarantee participation in a following year, but instead will be reevaluated and determined on an annual basis.

     Participants in the Plan may not participate in any other annual incentive plan (e.g., sales incentives, etc.) offered by Lance or its affiliates.

     Attachment A includes the list of 1997 participants approved by the Compensation/Stock Option Committee at its January 13, 1997 meeting.


Target Incentive Awards

     Each participant will be assigned a Target Incentive Award expressed as a percentage of his or her Base Salary. Participants may be assigned Target Incentive Awards by position by salary level or based on other factors as determined by the President and CEO.

     Target Incentive Awards will be reevaluated at least every other year, if not annually. If the job duties of a position change during the year, or Base Salary is increased significantly, the Target Incentive Award shall be revised as appropriate.

     Attachment A lists the Target Incentive Award for each participant for the 1997 plan year. These Awards will be reviewed and adjusted annually by the Compensation/Stock Option Committee. Target Incentive Awards will be communicated to each participant as close to the beginning of the year as practicable, in writing. Final awards will be calculated by multiplying each participant's Target Incentive Award by the appropriate percentage (based on financial performance for the year, as described below).


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Individual Performance

     Each Officer will receive 75% of his or her Incentive Award based on the Target Incentive Award calculations including Earnings Per Share and the Profitable Revenue Growth Multiplier. The remaining 25% of each Officer's Incentive Award will be placed in a pool for all of the Officers with the amount to be received by each Officer based upon the determination by the Compensation/Stock Option Committee in its discretion as to the individual performance of the Officer in meeting his or her individual goals for the year. Thus, each Officer could receive none, a portion or all of the pool composed of 25% of the Incentive Awards of each Officer, based on individual performance.


Performance Measures and Weightings

     The 1997 financial performance measure will be Earnings Per Share, plus a Profitable Revenue Growth Multiplier. Specific goals and related payouts are shown below.


                                          1997 Goals and Related Payouts
                                -----------------------------------------------
                                               Payout as Percent
Performance Measure               Goal         of Target Award
-------------------------------------------------------------------------------
Financial: Corporate EPS

Minimum                           *            50% (if met at minimum)

                                               If minimum is not met, no
                                               payouts will be earned

Target                            *            100% (if met at target)

Maximum                           *            150% (if met at
                                               maximum)
-------------------------------------------------------------------------------

 [*Target level goals not required to be disclosed.]


     Percent of payout will be determined on a straight line basis between minimum and maximum.

     The performance measure, specific numerical goals, and role of individual performance in determining final payouts will be communicated to each participant at the beginning of the year. Final performance awards will be calculated after the Committee has reviewed the Company's audited financial statements for 1997 and determined the performance level achieved.



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     Minimum, Target and Maximum performance levels will be defined at the beginning of each year for each performance measure.

     The following definitions for the terms Maximum, Target and Minimum should help Lance set the goals for each year, as well as evaluate the payouts:

          -    Maximum: Excellent; deserves an above-market bonus

          - Target: Normal or expected performance; deserves market level bonus

          - Minimum: Lowest level of performance deserving payment above base salary; deserves below market bonus

          -    Below minimum: Deserves no additional pay beyond base salary


Profitable Revenue Growth Multiplier

     For 1997, there will be a Profitable Revenue Growth Multiplier which will increase the amount of Incentive Awards for exceeding the 1997 Incentive Plan revenue growth with Revenues at or above planned operating profit margin as follows:

                  Revenue in excess of            Profitable Revenue
                  1997 Incentive Plan             Growth Multiplier
                  -------------------             -----------------

                           *  %                           120%
                           *  %                           115%
                           *  %                           110%
                           *  %                           105%
                           *  %                           100%

     Revenues are defined as net sales plus vending income.

     [* Target levels not required to be disclosed.]


Form and Timing of Payments

     Final award payments will be made in cash as soon as practicable after award amounts are approved by the Compensation/Stock Option Committee of the Board of Directors. All awards will be rounded to the nearest $100.


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Change In Status

     In the event that a participant changes positions during the plan year, whether due to promotion, demotion or lateral move, at the discretion of the President and CEO, awards may be prorated for the year based on the length of time in each position.

     An employee hired into an eligible position during the year may participate in the plan for the balance of the year on a pro rata basis.


Certain Terminations of Employment

     In the event a participant voluntarily terminates employment or is terminated involuntarily before the end of the year, any award will be forfeited. In the event of death, permanent disability, or normal or early retirement, the award will be paid on a pro rata basis after the end of the plan year. Awards otherwise will be calculated on the same basis as for other participants, except that any adjustment for individual performance will be based on performance prior to the termination of employment.


Change In Control

     In the event of a Change in Control, pro rata payouts will be made at the greater of (1) Target or (2) actual results for the year-to-date, based on the number of days in the plan year preceding the Change in Control. Payouts will be made within 30 days after the relevant transaction has been completed.

     For this purpose, a Change in Control is defined as when any person, corporation or other entity and its affiliates (excluding members of the Van Every Family and any trust, custodian or fiduciary for the benefit of any one or more members of the Van Every Family) acquires or contracts to acquire or otherwise controls in excess of 35% of the then outstanding equity securities of the Company. For the purposes of this plan, the Van Every Family shall mean the lineal descendants of Salem A. Van Every, Sr., whether by blood or adoption, and their spouses.


Withholding

     The Company shall withhold from award payments any Federal, foreign, state, or local income or other taxes required to be withheld.


Communications

     Progress reports, should be made to participants quarterly, showing the year-to-date performance results, and the percentage of target awards that would be earned if results remain at that level for the entire year.


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Executive Officers

     Notwithstanding any provisions to the contrary above, participation, Target Incentive Awards and prorations for executive officers, including the President and CEO, shall be approved by the Compensation/Stock Option Committee.


Governance

     The Compensation/Stock Option Committee of the Board of Directors of Lance, Inc. is ultimately responsible for the administration and governance of the Plan. Actions requiring Committee approval include final determination of plan eligibility and participation, identification of performance goals and final award determination. The decisions of the Committee shall be conclusive and binding on all participants.



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                                                                    Attachment A



              [Target Incentive Awards omitted for participants as
                  target levels not required to be disclosed.]





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